EXHIBIT 99.3

Technology and Media Company TPT Global Tech Selects Divi Lab’s Crypto Wallet  for Super App Launch

SAN DIEGO, CA / ACCESSWIRE / March 7, 2022 / TPT Global Tech, Inc. ("TPTW") is a Technology innovator made up primarily of divisions in telecommunications, medical, data ,and a subsidiary that produces content for hit TV shows including Ted Lasso, Outlander, American Horror Story, and Ray Donovan, has today announced it has signed a collaboration agreement with Divi Labs and Technologies S.A. ("Divi Labs") for a mutual beneficial collaboration/co-operation in order to launch the Divi Wallet in the TPTW's VϋMe super app platform ("VuMe") domestically and internationally. The two companies are working on the final Licensing Agreement for integration of the Divi Labs wallet into the VuMe Platform with the objective that the Divi Labs Wallet will become the official crypto wallet partner.

Anticipated to launch this spring, the VϋMe super app, under its VϋMe platform, will attempt to disrupt the online landscape by combining the best features from major social media platforms with a suite of value-added services. Divi Labs may integrate its mobile crypto wallet with its array of decentralized Fintech features into VϋMe, which will provide an all-in-one messaging, broadcasting, payment, and social media platform.

Divi Labs was selected to work with VϋMe for its ‘made easy' philosophy and innovative features, which are helping to accelerate the mainstream adoption of decentralized payment services. Once integrated Divi Labs will include fiat on and off-ramps, multicoin storage and swapping, and its proprietary 1-click mobile staking vaults that deliver ground-breaking advancements in crypto earning technology at the click of a button.

"Today, content creators, influencers, and users have to migrate and transition through unrelated providers to view and conduct different activities. That's cumbersome in our world of interconnectivity and instant gratification," said Stephen J. Thomas III CEO & Chairman, TPTW. "To provide a one-stop shop that people want to use, service selection is critical. Divi Labs' philosophy and values chime perfectly with our core aims for VϋMe. With their world-class, consumer-friendly services and focus on sovereignty, autonomy, and ownership, they were the obvious choice for our Crypto offering."

The VüMe super app solution has been designed to provide one solution for most if not any product or service a customer may want or need, on one worldwide network.

"Creators and users have had enough of paying a heavy price for the online services they use. Whether it be their privacy, data, control of their assets, or an inability to connect services," said Nick Saponaro, CEO, Divi Labs. "The collaboration agreement with TPTW recognizes the important role that self-custodial services like the Divi Wallet may play in ensuring people can easily access the services they want to use while maintaining control of their most important assets."

Recently named the official regional crypto wallet for Spanish Football League, LaLiga (home of footballing giants, Real Madrid, and Barcelona), Divi Labs is on a mission to accelerate crypto's mainstream adoption. Through Divi Labs, the company may develop world-class decentralized solutions that make crypto currency faster, more secure, and accessible to people at all levels of technical expertise.

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About TPT Global Tech

TPT Global Tech, Inc. based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology, product distribution, media content for domestic and international syndication as well as technology solutions.

TPT MedTech offers its QuikPASS and QuikLAB testing, check, and verification systems for Covid-19 and other infectious diseases and is operating domestically and internationally. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States.

TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

For more information about TPT Global Tech's technologies and to schedule a call with CEO Stephen Thomas, please contact Shep Doniger at 561-637-5750 and sdoniger@bdcginc.com.

About Divi Labs

Divi Labs is on a mission to improve people's lives by making crypto easy and accelerating its mainstream adoption. By removing barriers to entry, innovating new frictionless technologies, and delivering use cases for the developed and developing world, Divi Labs is helping people across the globe to engage in the Crypto economy and achieve financial freedom and inclusion.

Everything Divi Labs does is in service of its vision; the delivery of a new paradigm for financial services. One that is truly decentralized, accessible to all, and works for everyone.

For more information visit: https://www.divilabs.io

Contact:

Shep Doniger

561-637-5750

sdoniger@bdcginc.com

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.

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